EXHIBIT 99.3

Concierge Technologies Acquires Wainwright Holdings
Valley Center, CA-December 12, 2016: Concierge Technologies, Inc. (OTC: CNCG) (the “Company”), today announced the closing of the acquisition of Wainwright Holdings, Inc. (“Wainwright”), a Delaware corporation, in a stock-for-stock exchange valued at approximately $85 million. Wainwright will continue to operate its businesses as a wholly owned subsidiary of the Company.
David Neibert, CFO, of Concierge Technologies commented, “We couldn’t be more pleased with this successful transaction and we look forward to the continued growth of Wainwright and Concierge in the coming new year. Anyone looking at Concierge just 18 months ago would never recognize it today. For all those former shareholders of Wainwright who are now shareholders of Concierge, as well as our long-term stakeholders, we pledge our resolve to work hard on your behalf.”
About Concierge Technologies, Inc.
Concierge Technologies, Inc. operates through its wholly-owned subsidiaries Gourmet Foods, Ltd. in Tauranga, New Zealand, (acquired August 11, 2015) a commercial-scale manufacturer and distributor of New Zealand gourmet meat pies marketed under brand names “Pat’s Pantry” and “Ponsonby Pies” throughout area supermarkets and convenience stores; Brigadier Security Systems, (acquired on June 2, 2016) an alarm installation and monitoring firm in Saskatoon Canada; and Kahnalytics, Inc. (launched in 2015) a US based provider of live streaming mobile video, vehicle tracking and driver behavior data. Management is actively seeking the acquisition of established enterprises with a high likelihood of profitability to add to its growing, diverse portfolio of operating businesses.
This release may contain "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements.
For a more detailed description of the risk factors and uncertainties affecting Concierge Technologies or its subsidiary companies, please refer to the Company's recent Securities and Exchange Commission filings, which are available at the Company's website or at www.sec.gov.
For more information about Concierge Technologies, Inc. and its subsidiaries:
Concierge Technologies, Inc.: www.conciergetechnology.net
Nicholas Gerber, CEO: ngerber@conciergetechnology.net
David Neibert, CFO: dneibert@conciergetechnology.net
Tel: 866.800.2978 ext. 3